Exhibit 10.8

AMENDMENT THREE
TO THE
COCA-COLA REFRESHMENTS SUPPLEMENTAL PENSION PLAN

WHEREAS, Coca-Cola Refreshments USA, Inc. sponsors the Coca-Cola Refreshments Supplemental Pension Plan (the “Plan”); and

WHEREAS, The Coca-Cola Company Benefits Committee (the “Benefits Committee”) is authorized to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows, effective January 1, 2011:

1.	Section 1.1 of the Plan shall be deleted and replaced with the following:

“1.1    Purpose. The purpose of the Coca-Cola Refreshments Supplemental Pension Plan (the “Plan”) is to provide, for a select group of management and highly compensated employees of the Company and Affiliates that have adopted the Plan, retirement benefits which are not otherwise payable or cannot otherwise be provided under the Pension Plan (as defined herein) as a result of certain Internal Revenue Code limitations on the benefits or on account of an employee's deferral of compensation under the Supplemental MESIP or the Deferred Compensation Plan (as defined herein).”

2.	The following definition shall be added to Article II of the Plan:

“Deferred Compensation Plan” means The Coca-Cola Company Deferred Compensation Plan or any other similar nonqualified deferred compensation plan maintained by the Company or The Coca-Cola Company on or after the Effective Date which provides for deferral of compensation.”

3.	Section 4.1(a)(2)(A) of the Plan shall be deleted and replaced with the following:

“(A) The Participant's Cash Balance Account Base Benefit computed without regard to the limits under Code sections 401(a)(17) and 415 and taking into account as compensation in the year of deferral any elective deferrals under the Supplemental MESIP or the Deferred Compensation Plan.”

IN WITNESS WHEREOF, the Benefits Committee has caused this Amendment to be signed by its duly authorized member as of this 19th day of March 2013.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE

/s/ Sue Fleming______________
Sue Fleming
Benefits Committee Chairperson